EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made effective as of July 12, 2004 (“Effective Date”), by and between Mark Glasnapp (“Executive”), an individual resident of the State of Minnesota, and A.S.V, Inc., (“ASV”), a corporation organized under the laws of the State of Minnesota.
     WHEREAS, ASV and Executive desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment in the position of President; and
     WHEREAS, ASV and Executive agree that, solely due to Executive’s position with ASV, Executive will have access to confidential and proprietary information of ASV; and
     WHEREAS, Both ASV and Executive recognize the critical importance to ASV of preserving the confidentiality of this confidential and proprietary information and protecting ASV against immediate competition from former key employees of ASV following their separation from ASV.
     NOW, THEREFORE, In consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, ASV and Executive agree as follows:
     1. Employment. ASV hereby employs Executive to initially serve ASV as President and to perform such duties as may be assigned to him from time to time by ASV.
     2. Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated as set forth in Section 5 (“Term”); however, any provision in this Agreement which by its terms survives expiration of this Agreement, shall so survive and ASV and Executive shall comply with the terms of each such provision.
     3. Duties. Executive agrees to serve ASV faithfully and to the best of Executive’s ability and to devote Executive’s full professional and business time, attention and efforts to the business and affairs of ASV during the Term. Executive hereby confirms that Executive is under no contractual commitments inconsistent with Executive’s obligations set forth in this Agreement and that, during the Term, Executive will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Executive’s ability to perform Executive’s duties hereunder.
     4. Compensation.
    4.01 Salary. Executive shall be paid a base annual salary in the amount of one hundred ninety thousand dollars ($190,000), less all applicable withholdings and deductions and paid in accordance with ASV’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. Nothing in this Agreement shall prevent ASV from, at any time, increasing the compensation to be paid to Executive, if it elects to do so.

    4.02 Participation in Benefits. Except as otherwise provided herein, during the Term, Executive shall be entitled to participate in the executive benefit plans offered generally by ASV to its executives, to the extent that Executive’s position, tenure, salary, health and other qualifications make Executive eligible to participate. ASV does not guarantee the adoption or continuance of any particular benefit during the Term, and nothing in this Agreement is intended to or shall in any way restrict the right of ASV to amend, modify or terminate any of its benefits during the Term.
    4.03 Life Insurance. ASV shall provide Executive with life insurance in the amount of $350,000 payable to such beneficiary as Executive may designate.
    4.04 Disability Insurance. ASV will provide Executive with a disability insurance policy with a disability benefit equal to 60% of Executive’s base salary (at the time of Executive’s disability) after 90 days of continual disability payable to a maximum of age 65.
    4.05 Deferred Compensation. ASV will establish a nonqualified deferred compensation plan in which Executive will participate. A copy of the plan is attached hereto as Exhibit A.
    4.06 Post-Retirement Medical. The nonqualified deferred compensation plan described in Section 4.06 will provide a cash benefit to Executive and his spouse with the intention that Executive and spouse use that benefit to purchase post-retirement medical insurance.
    4.07 Expenses. In accordance with ASV’s normal policies for expense reimbursement, ASV will reimburse Executive for all reasonable and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to ASV.
     5. Termination.
    5.01 At-Will Employment. Executive and ASV acknowledge that Executive’s employment with ASV is “at-will employment” and that the employment relationship may be terminated at any time, upon written notice to the other party, for any or no reason at all, at the option of either party. Executive’s employment pursuant to this Agreement shall terminate automatically in the event of Executive’s death or Executive’s total disability which results in Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, provided Executive has exhausted Executive’s entitlement to any applicable leave, if Executive desires to take and satisfies all eligibility requirements for such leave.
    5.02 Effect of Termination. Notwithstanding any termination of Executive’s employment with ASV, Executive, in consideration of Executive’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, but not limited to, the covenants contained in Section 6.

Executive shall not be eligible to earn any further compensation under the provisions of this Agreement following termination.
    5.03 Surrender of Records and Property. Upon termination of Executive’s employment with ASV, Executive shall deliver promptly to ASV all property, records, documents and other tangible items which are the property of ASV or which relate in any way to the business, products, practices or techniques of ASV, including data incorporated in work processing, computer and other data and electronic storage media and all copies of such records, documents and information, including all Confidential Information, as defined below.
     6. Restrictive Covenants.
    6.01 Confidential Information. During the course of employment with ASV, Executive will develop, become aware of and accumulate expertise, knowledge and information regarding ASV’s organization, strategies, business, operations, products, manufacturing, marketing, trade secrets, current or proposed products and technologies and ASV’s past, current or potential customers and suppliers. ASV considers such expertise, knowledge and information to be valuable, confidential and proprietary, and it shall be considered “Confidential Information” for purposes of this Agreement. During Executive’s employment with ASV and for a period of two years after such employment ends, Executive agrees that he will (1) not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive’s duties for ASV or as has been expressly permitted in writing by ASV, (2) keep in strictest confidence and trust all Confidential Information that is disclosed to Executive or to which Executive has access, (3) comply with all applicable policies and standard procedures established by ASV to maintain the secrecy and confidentiality of Confidential Information, (4) other than in the proper performance of Executive’s duties, remove any tangible Confidential Information from the premises where such information is kept, and (5) not use the Confidential Information to ASV’s disadvantage. Executive will provide all necessary assistance that ASV requests to maintain the secrecy and confidentiality of Confidential Information. This Section 6.01 shall survive the termination of this Agreement as specified in this Section.
    6.02 Non-Disparagement. During Executive’s employment with ASV and for a period of two years after such employment ends, Executive agrees not to criticize, make any negative comments or otherwise disparage or put in disrepute ASV, or those associated with ASV, in any way, whether orally, in writing, in electronic form or otherwise, directly or by implication in communication with any person, including but not limited to employees, suppliers and customers of ASV. This Section 6.02 shall survive the termination of this Agreement as specified in this Section.
    6.03 Non-Solicitation. During Executive’s employment with ASV and for a period of one year after such employment ends, Executive will not (1) directly or indirectly attempt to hire, solicit, employ, or attempt to employ, any employee, director, independent contractor or consultant of ASV, or otherwise directly or indirectly interfere with or disrupt relationships, contractual or otherwise, between ASV and any of its employees, directors, independent contractors or consultants, (2) directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away, the business of any person, entity or company with whom

ASV has established or seeking to establish a business or customer relationship, and (3) directly or indirectly, in any way interfere, or attempt to interfere, with ASV’s relationships with any of its actual or potential vendors or suppliers. This Section 6.03 shall survive the termination of this Agreement as specified in this Section.
    6.04 Non Competition. During Executive’s employment with ASV and for a period of one year after such employment ends, Executive will not, without ASV’s prior written consent, directly or indirectly, in any manner (e.g., as an executive, employee, consultant, principal, partner, agent, trustee, member, manager, shareholder, officer, director or otherwise), render services, advice or assistance to any division, group or part of any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative to, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by ASV (including products, goods, services, or procedures currently being researched or under development by ASV) (the “Competitive Business”), in any geographic location, domestic or foreign, in which Executive performed services or had responsibility on behalf of ASV. It is understood that Executive may render services, advice or assistance to any separate division, group or part of any corporation, person, organization or other entity which is not engaged in a Competitive Business regardless of whether another separate division, group or part of such corporation, person, organization or other entity is engaged in a Competitive Business. This Section 6.04 shall survive the termination of this Agreement as specified in this Section.
    6.05 Acknowledgment. Executive agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of ASV, and that any violation of this Agreement will cause substantial and irreparable harm to ASV that would not be quantifiable and for which no adequate remedy would exist at law. Executive further acknowledges that Executive has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Executive authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Agreement.
    6.06. Notification of Employment. If at any time covered by the covenants contained in Section 6.03 and Section 6.04, Executive accepts new employment or becomes affiliated with a third party, Executive shall immediately notify ASV of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive’s obligation to give notice under this Section 6.06 shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to ASV notifying any such new employer or business venture of the terms of the covenants in this Section 6.
     7. Disclosure and Assignment of Inventions. Executive agrees that he will promptly disclose to ASV all Inventions, as defined below, and Confidential Information generated, conceived or reduced to practice by him alone or in conjunction with others, during or after working hours, while Executive has been employed by ASV or within twenty-four (24)

months thereafter; and all such Inventions and Confidential Information shall be the exclusive property of ASV and are hereby assigned to ASV. Further, Executive agrees, at ASV’s expense, to give ASV all assistance it reasonably requires to perfect, protect and use its right to Executive’s Inventions and Confidential Information. “Invention” means any discovery, improvement, idea, process, development, design, know-how, data and formula, whether patentable or unpatentable, or protectable by copyright or other intellectual property law. Pursuant to Minnesota Statutes § 181.78, the provisions of this Section do not apply to any Invention of Executive if it (1) was developed entirely on his own time; (2) was not made with the use of Confidential Information or any equipment, supplies, or facilities of ASV; (3) is unrelated, directly or indirectly, to the business of ASV or to ASV’s actual or demonstrably anticipated research or development; and (4) did not result from any work performed by him for ASV. Attached as Exhibit B is a list of Inventions Executive believes falls under this provision.
     8. Miscellaneous.
    8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws principles or those of any other State.
    8.02 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the employment of Executive by ASV and the other matters discussed herein and supersedes, terminates and replaces all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between ASV and Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.
    8.03 Withholding Taxes. ASV may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Executive’s employment with ASV, are withheld or collected from Executive.
    8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and ASV.
    8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

    8.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that ASV may, without the consent of Executive, assign its rights and obligations under this Agreement to any ASV affiliate or in connection with a change in control of ASV.
    8.07 Injunctive Relief. Executive acknowledges and agrees that the services to be rendered by Executive hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 6 or 7 hereof would be highly injurious to ASV, and that it would be extremely difficult to compensate ASV fully for damages for any such violation. Accordingly, Executive specifically agrees that ASV shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 6 or 7 hereof, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of ASV to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.
    8.08 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to that jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

A.S.V, INC.
By:	/s/ Gary Lemke
	Name:	Gary Lemke
	Title:	Chief Executive Officer

EXECUTIVE
/s/ Mark Glasnapp
Mark Glasnapp

EXHIBIT A
AGREEMENT
FOR
SUPPLEMENTAL EXECUTIVE RETIREMENT PAY
     This Agreement, effective July 12, 2004, is made by and between Mark Glasnapp (“Executive”) and A.S.V., Inc., a Minnesota corporation (“ASV”).
WITNESSETH:
     WHEREAS, Executive is employed as ASV’s President; and
     WHEREAS, the Employment Agreement, dated July 12, 2004, between Executive and ASV (“Agreement”) provides that ASV will establish and provide Executive a supplemental retirement benefit plan; and
     WHEREAS, ASV and Executive desire to enter into this Agreement for supplemental employee retirement benefits; and
     WHEREAS, ASV and Executive agree that this Agreement satisfies the requirement in Executive’s Employment Agreement for ASV to provide Executive a supplemental retirement benefit plan.
     NOW, THEREFORE, based on the foregoing and the mutual promises which follow, the parties hereto agree as follows:
     1. Supplemental Retirement Benefit.
     1.1. Form of Benefit. If Executive has attained age fifty-five (55) while employed by ASV or an affiliate, ASV shall provide Executive a supplemental retirement benefit in the form of a series of annual cash payments. Each annual cash payment shall equal fifty-five thousand dollars ($55,000), less applicable tax withholding. Except as provided for in Section 1.2, the benefit shall commence within sixty (60) days following the later of (a) the date Executive attains age fifty-five (55), or (b) the earliest date that such payment would be fully deductible by ASV for federal income tax purposes. The benefit shall end, and the last payment shall be paid, on the date Executive attains age eighty (80). Other than the first payment, which shall be paid on the date specified above, each annual cash payment shall be made on the first business day following Executive’s birthday (or as soon as administratively feasible after such date).
     1.2. Delay of Payment. If Executive is working for ASV or an affiliate at the time an annual cash payment becomes payable under Section 1.1, such payment shall be delayed until the date his employment ends. If a payment is delayed under this Section 1.2, it shall be deemed to have been invested in a 10-year United States Treasury Note for the period beginning with the date it became payable under Section 1.1 and ending on the date the payment is actually paid under this Section 1.2. Upon Executive’s termination of employment, all delayed payments and any deemed earnings shall be paid to Executive in a lump sum within sixty (60) days following the later of (a) the date Executive’s employment with ASV or an affiliate ends, or (b) the earliest date that such payment would be fully deductible by ASV for federal income tax purposes. The use of 10-year United States Treasury Notes in this Section 1.2 is solely as a device for computing the amount of benefits to be paid under the Agreement, and ASV is not required to purchase such investments.
     1.3. Early Termination by ASV. Subject to Section 3, if ASV terminates Executive’s employment with ASV or an affiliate prior to the date Executive has attained age fifty-five (55), Executive shall not be entitled to the benefit set forth in Section 1.1, but shall instead be entitled to a supplemental retirement benefit described in this Section 1.3. The benefit shall be in the form of a series of annual cash payments. The amount of each cash payment shall be determined in accordance with the schedule set forth below and based on the age of the Executive at the time of his termination of employment. The benefit shall commence within sixty (60) days following the later of (a) the date of Executive’s termination of employment, or (b) the earliest date that such payment would be fully deductible by ASV for federal income tax purposes. The benefit shall end, and the last payment shall be paid, on the date Executive attains the age in the schedule set forth below and based on the age of the Executive at the time of his termination of employment. Other than the first payment, which shall be paid on the date specified above, each annual cash payment shall be made on the first business day following Executive’s birthday (or as soon as administratively feasible after such date).
Benefit Schedule

Age at time of		Benefit Payable
Termination	Yearly Benefit	to Age
48	$0	N/A
49	$6,221	74
50	$12,926	75
51	$20,152	76
52	$27,938	77
53	$36,329	78
54	$45,371	79
     1.4. Early Termination by Executive. Subject to Section 3, if Executive terminates his employment with ASV or an affiliate prior to the date that Executive has attained age fifty-five (55), Executive shall not be entitled to the benefit set forth in Section 1.1, but shall instead be entitled to a supplemental retirement benefit described in this Section 1.4. The benefit shall be in the form of a series of annual cash payments. The amount of the benefit shall be the product of (a) a benefit amount based on the age of the Executive at the time of his termination of employment in accordance with the schedule set forth in Section 1.3, multiplied by (b) a vesting percentage determined in accordance with the schedule set forth below. The first payment shall be made within sixty (60) days following the later of (a) the date of Executive’s termination of employment, or (b) the earliest date that such payment would be fully deductible by ASV for federal income tax purposes. The benefit shall end, and the last payment shall be made, on the date Executive attains the age in the schedule set forth in Section 1.3 and based on the age of the Executive at the time of his termination of employment. Other than the first payment, which shall be paid on the date specified above, each annual cash payment shall be made on the first business day following Executive’s birthday (or as soon as administratively feasible after such date).
Vesting Schedule

Age at time of	Vesting
Termination	Percentage
48	0%
49	15%
50	30%
51	45%
52	60%
53	75%
54	90%
     1.5. Death Benefit. Upon Executive’s death, any remaining payments payable under Section 1 shall be payable to Executive’s beneficiary (as determined in accordance with Section 7). Each remaining payment shall be paid on the date the payment would have become due if Executive would have survived.
     1.6 Vesting. Except as otherwise provided in Section 1.4, Executive shall be fully (100%) vested in the benefit provided under this Section 1.

     2. Post-Retirement Medical Benefit.
     2.1. Executive. Subject to Section 3, if Executive is employed with ASV or an affiliate on June 12, 2007, upon Executive’s termination of employment with ASV and all affiliates (except in the case of Executive’s death), ASV shall annually pay Executive an amount equal to ten thousand dollars ($10,000), less tax withholding, for twenty (20) years. Except for the first payment, which shall be paid within thirty (30) days following Executive’s termination of employment, each payment shall be payable on the first business day on or after January 1 of each year. ASV’s obligation to pay this benefit shall cease upon Executive’s death.
     2.2. Spouse. Subject to Section 3, if Executive is employed with ASV or an affiliate on June 12, 2007, upon Executive’s termination of employment with ASV and all affiliates (including if Executive’s termination of employment is due to Executive’s death), ASV shall annually pay Executive’s then current spouse an amount equal to ten thousand dollars ($10,000) less tax withholding, for twenty (20) years. Except for the first payment, which shall be paid within thirty (30) days following Executive’s termination of employment, each payment shall be payable on the first business day on or after January 1 of each year. ASV’s obligation to pay this benefit shall cease upon either (a) Spouse’s death or (b) Spouse and Executive’s divorce.
     2.3. Taxation. While the amounts paid under this Section 2 are intended to replace amounts that Executive and Executive’s spouse would have received under a post-retirement medical plan, it is at the discretion of Executive and Executive’s spouse as to how to use the amounts and the amounts shall be taxable income to Executive and Executive’s spouse upon payment.
     2.4 Vesting. If Executive is employed with ASV or an affiliate on June 12, 2007, Executive and Executive’s spouse shall be fully (100%) vested in the benefit provided under this Section 2. Subject to Section 3, if Executive’s employment with ASV and all affiliates ends for any reason prior to June 12, 2007, Executive and Executive’s spouse shall not be entitled to any benefit under this Section 2.
     2.5. Disability. For the purpose of this Section 2, Executive will be treated as employed by ASV or an affiliate during any period Executive is receiving disability benefits from ASV or is on an approved disability leave of absence regardless of whether Executive’s employment is terminated as a result of such disability.
     3. Termination Following a Change of Control.
     3.1. Benefit. In the event that (a) a Change of Control occurs, and (b) within eighteen (18) months following the Change of Control, ASV terminates Executive’s employment with ASV or an affiliate other than for Cause or Executive terminates his employment with ASV or an affiliate for Good Reason, prior to Executive attaining age fifty-five (55), then Executive will be entitled to the benefit described in Section 1.1 and not the benefit described in Section 1.3 or 1.4. In addition, in the event that (a) a Change of Control occurs, and (b) within eighteen (18) months following the Change of Control, ASV terminates Executive’s employment with ASV or an affiliate other than for Cause or Executive terminates his employment with ASV or an affiliate for Good Reason, Executive and Executive’s spouse will be entitled to the benefit described in Section 2 regardless of whether Executive was employed with ASV or an affiliate until June 12, 2007.
     3.2. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings.
     3.2.1. “Cause” shall mean:
(a)	the gross neglect or willful failure or refusal of Executive to perform Executive’s duties (other than as a result of Employee’s disability);

(b)	the engaging by Executive in misconduct which is injurious to ASV, monetarily or otherwise;

(c)	conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

(d)	the breach by Executive of any covenant set forth in his Employment Agreement with ASV.
     3.2.2. “Change of Control” shall mean:
(a)	any “Person” or “Persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than ASV, any employee benefit plan of ASV or any entity which reports beneficial ownership of ASV’s outstanding securities on Schedule l3G pursuant to Regulation Section 240.l3d-l promulgated under the Exchange Act ) becomes a “Beneficial Owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of ASV representing more than 50% of the voting power of all of ASV’s then outstanding securities;

(b)	the sale, transfer, conveyance or other disposition (pursuant to a sale of assets, a merger or consolidation or similar transaction), in one or a series of related transactions, of all or substantially all of the assets of ASV to any Person or Persons (as defined above);

(c)	a merger, consolidation or similar transaction to which ASV is a party, if the individuals and entities who were shareholders of ASV, as applicable, immediately prior to the effective date of such merger, consolidation or similar transaction have Beneficial Ownership of less than 50% of the combined voting power of the surviving corporation following the effective date of such merger, consolidation or similar transaction;

(d)	the adoption by ASV of a plan providing for its liquidation or dissolution; or

(e)	the majority of ASV’s Board of Directors determine in their sole and absolute discretion that there has been a change of control of the ASV.
     3.2.3. “Good Reason” shall mean:
(a)	ASV, or its successor, effects a material diminution of Executive’s title or duties as in effect immediately prior to the Change of Control;

(b)	any requirement that Executive move his regular office to a location more than 50 miles from the location of Executive’s office immediately prior to the Change of Control;

(c)	ASV, or its successor, has materially reduced Executive’s salary or total compensation;

(d)	ASV, or its successor, has materially breached the terms of this Agreement or any other written agreement between Executive and ASV (including without limitation Executive’s Employment Agreement); or

(e)	Failure of the ASV to obtain the assumption of this agreement by successor in accordance with Section 3.3 prior to the effectiveness of any such Change of Control.
     3.3. Assumption of Agreement. ASV will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ASV to assume expressly and agree to perform this Agreement in the same manner and to the same extent that ASV would be required to perform it if no such succession had taken place. As used in this Agreement, “ASV” shall mean ASV and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     4. Funding.
     4.1. Source of Payment. Benefits under this Agreement will be paid out of the general assets of ASV, and Executive, Executive’s spouse and Executive’s beneficiary will not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets. The rights to payments to Executive, Executive’s spouse and Executive’s beneficiary under this Agreement will be solely those of an unsecured creditor of ASV. ASV shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Agreement. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of ASV.
     4.2. Hedging Investments. If ASV elects to finance all or a portion of the costs in connection with this Agreement through the purchase of life insurance or other investments, Executive agrees, as a condition of payment under this Agreement, to cooperate with ASV in the purchase of such investment to any extent reasonably required by ASV and relinquishes any claim Executive, Executive’s spouse or Executive’s beneficiary might have to the proceeds of any such investment or any other rights or interests in such investment.
     4.3. Corporate Obligation. Neither ASV nor any of its directors, officers, agents or employees in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder. Executive, Executive’s spouse and Executive’s beneficiary shall look solely to the assets of ASV for such payments as unsecured general creditors.
     5. Nontransferability. Executive, Executive’s spouse and Executive’s beneficiary shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Agreement. The payments provided hereunder shall not be subject to seizure for payment of any debts or judgments against Executive, Executive’s spouse and Executive’s beneficiary.
     6. Tax Withholding. ASV may deduct from any benefit payment (and transmit to the proper taxing authority) such amounts as it may be required to withhold under any applicable federal, state or other law.
     7. Beneficiary Designation.
     7.1. Right to Designate. Executive may designate, upon forms to be furnished by and filed with ASV, one or more primary beneficiaries or alternative beneficiaries to receive all of Executive’s benefit described in Section 1 in the event of such Executive’s death. The Executive may change or revoke any such designation from time to time without notice to or consent from any beneficiary. No such designation, change or revocation shall be effective unless executed by the Executive and received by ASV during the Executive’s lifetime.
     7.2. Failure of Designation. If Executive (a) fails to designate a beneficiary, (b) designates a beneficiary and thereafter revokes such designation without naming another beneficiary, or (c) designates one or more beneficiaries and all such beneficiaries so designated fail to survive Executive, then Executive’s benefit described in Section 1 shall be paid to Executive’s surviving spouse and, if no surviving spouse exists, then to Executive’s estate.
     8. Claims Procedure.
     8.1. When a Claim Should be Filed. Payments will be paid to Executive (and, if applicable, to Executive’s beneficiary) and Executive’s Spouse automatically without the requirement of an application for benefits. If Executive or any other person is in disagreement with any determination that has been made, a claim may be presented.
     8.2. Making a Claim. The claim must be written and must be delivered to ASV’s Board of Directors. Within ninety (90) days after the claim is delivered, the claimant will receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred eighty (180) days from the day the claim was delivered) and the date by which a decision is expected to be reached.

     If the claim is wholly or partially denied, the claimant will receive a written or electronic notice specifying: (a) the reasons for denial; (b) the provisions of this Agreement on which the denial is based; and (c) any additional information needed in connection with the claim and the reason such information is needed. Information concerning the claimant’s right to request a review and right to file a civil action under section 502(a) of ERISA if a claim is denied upon review will also be given to the claimant.
     8.3. Requesting Review of a Denied Claim. If a claimant’s claim is denied, the claimant must file a request to have the denial reviewed. The request for review must be written and must be delivered to ASV’s Board of Directors within sixty (60) days after claimant’s receipt of written notice that the claim was denied. A request for review may (but is not required to) include issues and comments the claimant wants considered in the review. Upon request, a claimant is entitled to receive free of charge reasonable access to and copies of the documents, records and information relevant to the claim. Within sixty (60) days after delivery of a request for review, the claimant will receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred twenty (120) days from the day the request for review was delivered) and the date by which a decision is expected to be reached.
     If the claim is wholly or partially denied, the claimant will receive a written or electronic notice specifying: (a) the reasons for denial; (b) the provisions of this Agreement on which the denial is based; and (c) notice that upon request the claimant is entitled to receive free of charge reasonable access to and copies of the relevant documents, records and information used in the claim process. Information concerning the claimant’s right to file a civil action under section 502(a) of ERISA will also be given to the claimant.
     8.4. In General. All decisions on claims and on reviews of denied claims will be made by ASV’s Board of Directors. The Board of Directors may, in its discretion, hold one or more hearings. The claimant may, at the claimant’s own expense, have an attorney or other representative act on behalf of the claimant, but the Board of Directors reserves the right to require a written authorization.
     9. Effect of Agreement. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, oral or written, relating thereto. Any amendment of this Agreement must be in writing and signed by both parties.
     11. Severability. Should any provision of this Agreement be held to be void, invalid, unenforceable or illegal, the validity and enforceability of the other provisions shall not be affected thereby.
     12. Non-Waiver. Failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision nor of the right to enforce such provision.
     13. Regulatory and Tax Status of Agreement. For purposes of ERISA, this Agreement is intended to be an unfunded pension plan maintained by ASV for a select group of management or highly compensated employees, and ASV will file with the Department of Labor the statement described in 29 C.F.R. §2520.104-23. For purposes of income and social security taxes, the benefits provided under this Agreement are intended to provide unfunded nonqualified deferred compensation.
     14. Determinations. For purposes of ERISA, ASV is the Plan Administrator and Plan Sponsor of the plan and will make determinations that may be required from time to time in the administration of the plan and benefits provided under it. ASV has sole authority, discretion and responsibility to interpret and apply the terms of the plan and to determine all factual and legal questions under the plan. ASV has discretionary authority to grant or deny benefits under the plan.
     15. Governing Law. To the extent not governed by federal law, this Agreement shall be governed by and construed under the laws of the State of Minnesota.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 12th day of July, 2004.

EXECUTIVE:
By /s/ Mark Glasnapp
Mark Glasnapp

A.S.V., INC.
By /s/ Gary Lemke
Gary Lemke
Chief Executive Officer

EXHIBIT B
None